UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: February 19, 2008

American National Bankshares Inc.
(Exact name of registrant as specified in its charter)
Virginia	0-12820	54-1284688
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

628 Main Street, Danville, VA	24541
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code 434-792-5111

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 5.02  Compensatory Arrangements of Certain Officers
On February 19, 2008, the Board of Directors of American National Bank and Trust Company (the “Bank”), a wholly-owned subsidiary of American National Bankshares Inc. (the “Corporation”), upon recommendation from the Corporation’s Human Resources and Compensation Committee, approved the 2008 Incentive Compensation Plan.  The following describes the terms of the plan applicable to the named executive officers of the Corporation.

The Chief Executive Officer will earn an incentive payment equal to 6% of his or her 2008 base compensation if the Corporation achieves a defined amount of total shareholder return in 2008.  With each predetermined increase in total shareholder return (or portion thereof) above the minimum threshold, the Chief Executive Officer will earn an additional incentive payment.  The maximum incentive payment that the Chief Executive Officer may earn in 2008 under this plan is 20% of his or her base compensation.  Furthermore, 60% of any incentive compensation earned by the Chief Executive Officer under this plan will be paid in the form of restricted stock of American National Bankshares Inc., provided the 2008 Stock Incentive Plan is approved by the Corporation’s shareholders.  The restriction shall provide that the shares shall not be sold so long as the Chief Executive Officer is an employee of the Bank or the Corporation.

Each of the other executive officers will earn an incentive payment equal to 4% of his or her 2008 base compensation if the Corporation achieves a defined amount of total shareholder return in 2008.  With each predetermined increase in total shareholder return (or portion thereof) above the minimum threshold, each of the other executive officers will earn an additional incentive payment.  The maximum incentive payment that each of the other executive officers may earn in 2008 under this plan is 12% of his or her base compensation.  There is no requirement that any incentive compensation earned by the other executive officers be paid in the form of restricted stock.

Item 8.01 Financial Statements and Exhibits

    On February 29, 2008, the Board of Directors declared a qaurterly cash dividend of $0.23 per share of common stock, payable on March 21, 2008, to shareholders on record March 7, 2008.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits:
99.1 News Release

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 19, 2008	/s/	Neal A. Petrovich
Senior Vice President and Chief Financial Officer